UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FARO Technologies, Inc.

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FARO TECHNOLOGIES, INC.

125 Technology Park

Lake Mary, Florida 32746

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 15, 2007

To our shareholders:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of FARO Technologies, Inc. on May 15, 2007, at 10:00 a.m., Eastern time at our headquarters, 125 Technology Park, Lake Mary, Florida. At the meeting, the shareholders will vote on the following matters:

1.	The election of three directors to the Board of Directors, one to serve a one-year term that expires at the Annual Meeting of Shareholders in 2008 and two to serve a three-year term that expires at the Annual Meeting of Shareholders in 2010.

2.	Any other business that may properly come before the meeting and any postponements or adjournments of the Annual Meeting.

Holders of record of FARO common stock at the close of business on April 16, 2007, are entitled to vote at the meeting.

Your vote is important, no matter how many shares you own, and we urge you to submit your proxy as soon as possible. Even if you plan to attend the Annual Meeting, please complete, date and sign the proxy card and mail it as soon as you can in the envelope we have provided. If you attend the Annual Meeting, then you may revoke your proxy and vote your shares in person if you would like.

Thank you for your continued support.

By Order of the Board of Directors

April 20, 2007	JAY W. FREELAND
President and Chief Executive Officer

FARO TECHNOLOGIES, INC.

125 Technology Park

Lake Mary, Florida 32746

PROXY STATEMENT FOR

2007 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of the accompanying proxy on behalf of the Board of Directors of FARO Technologies, Inc. (the “Company”) for use at the 2007 Annual Meeting of Shareholders to be held on May 15, 2007 at 10:00 a.m., Eastern time, at the Company’s headquarters, 125 Technology Park, Lake Mary, Florida, and at any adjournment or postponement of the Annual Meeting. The Company’s telephone number at that address is (407) 333-9911.

This Proxy Statement and the accompanying proxy, together with the Company’s Annual Report to Shareholders, were first sent to shareholders entitled to vote at the Annual Meeting on or about April 20, 2007.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon matters described in the notice of meeting contained in this Proxy Statement, including the election of directors. Once the business of the Annual Meeting is concluded, shareholders will have an opportunity to ask questions as time permits. A brief report by members of management on the Company’s 2006 performance will follow the Annual Meeting.

Who is entitled to vote?

Holders of our common stock outstanding as of the close of business on April 16, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock he or she held on the Record Date.

Who can attend the Annual Meeting?

All shareholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (in other words, shares held in a stock brokerage account or by a bank or other holder of record), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting. Shareholders also must present a form of personal photo identification to be admitted to the meeting.

What constitutes a quorum?

A quorum of shareholders is necessary to hold a valid shareholders meeting. A majority of the 14,794,201 shares of common stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will be part of the quorum. Shares represented by proxy cards either marked “ABSTAIN” or returned with or without voting instructions are counted as present for the purpose of determining whether the quorum requirement is satisfied.

Shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions or “broker non-votes” will be treated as shares that are present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted as votes for or against any proposal and will not otherwise affect the voting. A “broker non-vote” occurs when a bank, broker, other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that record holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

What is the effect of not voting?

It will depend on how your share ownership is registered. If you own shares as a registered holder and do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares in street name and do not vote, your bank, broker, or other holder of record may represent your shares at the meeting for purposes of obtaining a quorum. Your bank, broker, or other holder may vote your shares in its discretion on routine matters such as Proposal 1—Election of Directors even if the record holder does not receive voting instructions from you. The record holder of shares that you own in street name may not vote on any other proposals absent voting instructions from you. Without your instructions, a broker non-vote will occur.

Any shares not voted, whether due to abstentions or because they constitute broker nonvotes, will not affect the election of directors and are not counted for purposes of the election of directors.

Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement).

How do I vote?

Shareholders who own shares registered directly with the Company’s transfer agent on the close of business on the Record Date can appoint a proxy by mailing their signed proxy card in the enclosed envelope. Street name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with this proxy statement. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that the shareholders’ instructions have been properly recorded.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you can change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Company (to the attention of the Secretary) and voting in person at the Annual Meeting. Presence at the Annual Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Annual Meeting. When a shareholder specifies a choice by means of the proxy, then the shares will be voted in accordance with such specifications.

What am I voting on?

You are voting on one proposal:

1. Election of one director for a one-year term that expires at the Annual Meeting of Shareholders in 2008 and two directors for a three-year term that expires at the Annual Meeting of Shareholders in 2010, with the following as the Board’s nominees:

•	Marvin R. Sambur, Ph.D.—one-year term that expires at the Annual Meeting of Shareholders in 2008

•	John Caldwell—three-year term that expires at the Annual Meeting of Shareholders in 2010

•	Norman Schipper—three-year term that expires at the Annual Meeting of Shareholders in 2010

Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” these nominees. If any nominee becomes unable to serve, the persons you have appointed may vote your shares for another person that the Board designates.

What are the Board’s recommendations?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of the nominee for director with a one-year term expiring at the Annual Meeting of Shareholders in 2008 and the nominees for director with a three-year term expiring at the Annual Meeting of Shareholders in 2010.

What vote is required to approve the proposal?

A plurality of the votes cast is required for the election of directors. That means that the three nominees for director receiving the greatest number of votes will be elected. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director.

Are there any other items that are to be discussed during the Annual Meeting?

No. The Company is not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the Board or proxy holders will use their discretion on these matters as they may arise.

Who will count the vote?

American Stock Transfer & Trust Co. will count the vote and will serve as the inspector of the election.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by directors, officers, and other employees of the Company, as well as the Company’s investor relations firm, none of whom will receive additional compensation for such solicitations. The cost of soliciting proxies will be borne by the Company. It is anticipated that banks, brokerage houses, and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services. All expenses of solicitation of proxies will be borne by the Company.

Delivery of Proxy Materials to Households

Pursuant to SEC rules, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker, or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling (407) 333-9911 or by sending a written request addressed to the Company, Attention: Secretary, 125 Technology Park, Lake Mary, Florida, 32746.

Where can I find Corporate Governance materials for FARO Technologies?

The Code of Ethics for Senior Financial Officers, the Global Ethics Policy, and the Charters for the Audit, Operational Audit, Compensation, and Nominating Committees of the Company’s Board of Directors are published on the Corporate Governance page of the Company’s website at www.faro.com. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this proxy statement.

How Can I Contact the Members of the Board?

Shareholders may communicate with the full Board or individual directors, by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 125 Technology Park, Lake Mary, Florida 32746. Such communications will be delivered directly to the directors.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors recommends the following nominees for election as directors and recommends that each shareholder vote “FOR” the nominees.

The Board of Directors is divided into three classes, as nearly equal as possible, with one class of directors elected each year for a three-year term. The Board currently consists of eight members. Two directors have terms that expire at this year’s Annual Meeting, three directors have terms that expire at the 2008 Annual Meeting of Shareholders, and three directors have terms that expire at the 2009 Annual Meeting of Shareholders. Accordingly, two directors will be elected at the Annual Meeting to serve until their terms expire at the 2010 Annual Meeting of Shareholders (in each case, until their respective successors are elected and qualified).

In addition to the two directors whose terms expire at this year’s Annual Meeting, the Florida Business Corporation Act provides that any director elected by the Board of Directors to fill a vacancy on the Board must stand for re-election at the next meeting of the shareholders. Marvin R. Sambur, Ph.D. was elected by the Board during 2007 to fill a vacancy created in the class of directors whose terms expire at the 2008 Annual Meeting of Shareholders when one of the members of the Board retired. Accordingly, Dr. Sambur will be elected at the Annual Meeting to serve for a one year term or until his successor is elected and qualified.

The Company does not know of any reason why any nominee would be unable or, if elected, will decline to serve as a director. If any nominee is unable or unwilling to serve as a director, the shares represented by all valid proxies will be voted by the persons designated as proxies for the election of such other person as the Board may nominate.

The three nominees for director named below currently are directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2008 Annual Meeting of Shareholders, in the case of Dr. Sambur, and until the 2010 Annual Meeting of Shareholders, in the case of the other two nominees. The remaining five directors will continue to serve as members of the Board for the terms set forth below. Directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting), meaning that the three nominees receiving the highest number of affirmative votes of the votes represented at the Annual Meeting will be elected as directors. Proxies solicited by the Board will be voted “FOR” the following nominees unless a shareholder specifies otherwise.

The names, ages, and principal occupations for at least the past five years of each of the directors and nominees and the names of any other public companies of which each is presently serving as a director are set forth below:

Nominees for Election at the Annual Meeting

Name	Age	Director Since	Term Expires
John Caldwell	57	2002	2010
Norman Schipper, Q.C.	76	1982	2010
Marvin R. Sambur, Ph.D.	61	2007	2008

John E. Caldwell has been a director of the Company since 2002. Mr. Caldwell has served since October 2003 as President and Chief Executive Officer of SMTC Corporation, a publicly held electronics manufacturing services company whose shares are traded on the Nasdaq Global Market and on the Toronto Stock Exchange. Mr. Caldwell has served as a director of SMTC since March 2003. Mr. Caldwell was the Chairman of the Restructuring Committee of the Board of Mosaic Group Inc., a marketing services provider from October 2002 to September 2003. Mr. Caldwell was a consultant to GEAC Computer Corporation Limited, a computer software company, from December 2001 to October 2002 and was President and Chief Executive Officer of GEAC from October 2000 to December 2001. Mr. Caldwell served in several roles with CAE Inc., a world leading flight simulation and training services company, from January 1988 to October 1999, including President and Chief Executive Officer from June 1993 to October 1999. Currently, he also serves on the board of directors of Advanced Micro Devices, Inc., Cognos Inc., IAMGOLD Corporation, Parmalat Canada, Rothmans Inc., and SMTC.

Norman Schipper, Q.C. has been a director of the Company since its inception in 1982. Mr. Schipper attended the University of Toronto (B.A., Hons., 1951), University of Toronto Faculty of Law (LL.B., 1954), and Osgoode Hall Law School (1956). He was admitted to the bar in Ontario in 1956 and from 1962 until his retirement as Partner on December 31, 1997, Mr. Schipper was a Partner in the Toronto office of the law firm of Goodmans, LLP. Since 1998, Mr. Schipper has been Of Counsel to the firm. Mr. Schipper is past Chair of The Baycrest Centre for Geriatric Care and of The Baycrest Foundation and a Co-Chair of the Research Advisory Committee at Baycrest Centre for Geriatric Care. He also is a director of the Pine Bay Foundation, a foundation operating a camp for autistic and Tourette Syndrome children, serves on the Board of various private corporations, and is a director and Past Chair of the Board of Directors of the Ontario Region of the Nature Conservancy of Canada.

Marvin R. Sambur, Ph.D. has served as a director of the Company since January 2007. Dr. Sambur started his career at Bell Laboratories in 1968 and later held top executive positions at ITT Corporation, including President and CEO of their defense group. In 2001, he was named and confirmed as the Assistant Secretary of the Air Force for Acquisition, where he was responsible for all Air Force research, development, and acquisition activities. Dr. Sambur serves on the Air Force Science Advisory Board and the National Academy of Science Board for the Department of Defense.

Directors Whose Terms Will Continue After the Annual Meeting

Name	Age	Director Since	Term Expires
Jay W. Freeland	37	2006	2008
Stephen R. Cole	55	2000	2008
Simon Raab	54	1982	2009
Andre Julien	64	1986	2009
Hubert d’Amours	68	1990	2009

Jay W. Freeland has served as President and Chief Executive Officer of the Company since December 2006. Mr. Freeland served as President and Co-Chief Executive Officer of the Company from January 2006 to December 2006, as President and Chief Operating Officer of the Company from November 2004 to January 2006, and as a director since February 2006. Mr. Freeland was president of his own consulting company from 2003 to 2004. Mr. Freeland began his career at General Electric (GE-NYSE) in their financial management program in 1991, spent four years on their corporate audit staff and served in financial, business development, strategic planning, sales and operational management roles of increasing responsibility until 2003. Mr. Freeland holds a Bachelor of Arts in Economics from Union College, Schenectady, New York.

Stephen R. Cole has been a director of the Company since 2000 and has served as lead director since 2005. Since 1975, Mr. Cole has been President and Founding Partner of Cole & Partners, a Toronto, Canada based mergers and acquisition and corporate finance advisory service company. Mr. Cole is a Fellow of the Institute of Chartered Accountants of Ontario, Fellow of the Canadian Chartered Institute of Business Valuators, Senior Member of the American Society of Appraisers and Full Member of the ADR Institute of Canada, Inc. He is currently serving or has held positions as advisory committee member of various private and public companies, charitable and professional organizations, including H. Paulin & Co. Limited, Bosa Group, GPX International Tire Corporation, Enterprise Capital LP II, The Canadian Institute of Chartered Business Valuators, Quetico Foundation, Nature Conservancy of Canada (Ontario Division), UJA Federation and Foundation and past Chairman of Baycrest Centre for Geriatric Care.

Simon Raab is a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1982. Mr. Raab served as Chief Executive Officer of the Company from its inception in 1982 until January 2006, as Co-Chief Executive Officer from January 2006 until December 2006, and as President of the Company from 1986 until 2004. Mr. Raab holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Engineering Physics from Cornell University and a Bachelor of Science in Physics with a minor in Biophysics from the University of Waterloo, Canada.

Andre Julien has been a director of the Company since 1986. Before his retirement in 2004, Mr. Julien served as President of Chemirco Chemicals, Inc., a privately held company in Toronto, Canada and as President of LAB Pharmacological Research International, a privately held company in Montreal, Canada. From 1969 until 1994, Mr. Julien was President and owner of Chateau Paints, Inc., a privately held coatings and paint manufacturer in Montreal, Canada. Mr. Julien is also a director of Eterna Trust, a privately held company in Quebec City, Canada, and Goodfellow Lumber, Inc., a public company in Montreal, Canada.

Hubert d’Amours has been a director of the Company since 1990. Since 1990, Mr. d’Amours has served as President of Montroyal Capital, Inc. and Capimont, Inc., two venture capital investment firms in Montreal, Canada. Mr. d’Amours also serves as a director of a number of privately held companies. Mr. d’Amours holds a Bachelor of Arts and Bachelor of Engineering from Montreal and McGill Universities.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not intend to bring any matters before the Annual Meeting other than those to which we referred in the Notice of Annual Meeting and this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the proxy forms intend to vote the shares subject to the proxy forms in accordance with their judgment on those matters. To bring business before an annual meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods that our Bylaws specify. No shareholder has given written notice of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods that our Bylaws specify.

CORPORATE GOVERNANCE AND BOARD MATTERS

Role and Composition of the Board of Directors

The Board of Directors is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders. The Board selects the Chief Executive Officer and the Chief Financial Officer. The Board also acts as an advisor and counselor to senior management and monitors its performance. The Board also plans for succession to the position of Chairman of the Board and Chief Executive Officer.

The Chairman of the Board currently is Simon Raab, one of the Company’s founders and its past Chief Executive Officer. Jay W. Freeland, the Company’s Chief Executive Officer, also is a director. The Board has determined that all other directors are independent. All Board committees consist only of independent directors. The Company does not have minimum ownership requirements for Company common stock, arbitrary term limits on directors’ service, or a mandatory retirement age for directors.

The Chairman of the Board and the Chief Executive Officer sets the agenda for Board meetings with input from the Company’s Lead Director. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of the items at the meeting. Executive sessions or meetings of independent directors are held from time to time for a discussion of relevant subjects.

The Board has elected Stephen Cole, an independent director, to serve as the Lead Director. The Lead Director calls for and presides over executive sessions of the independent directors, provides input to Board meeting agendas, facilitates information flow and communication between the independent directors and the Chairman of the Board and the Chief Executive Officer, coordinates the activities of the other independent directors, and performs such other duties and responsibilities as the Board of Directors may determine.

Director Independence

The Board affirmatively determines the independence of each director and nominee for election as a director using Rule 4200 of the NASDAQ Marketplace Rules as a guide. Rule 4200 of the NASDAQ Marketplace Rules specifically excludes the following persons from the definition of independent director:

A. a director who is, or at any time during the past three years was, employed by the Company;

B. a director who accepted or who has a family member who accepted any compensation from the Company in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than (i) compensation for board or board committee service, (ii) compensation paid to a family member who is an employee (other than an executive officer), or (iii) benefits under a tax-qualified retirement plan (audit committee members are also subject to the additional, more stringent requirements of NASDAQ Marketplace Rule 4350(d));

C. a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

D. a director who is, or has a family member who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in the Company’s securities and (ii) payments under non-discretionary charitable contribution matching programs;

E. a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

F. a director who is, or has a family member who is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

The Board of Directors has determined that Norman Schipper, John Caldwell, Hubert d’Amours, Stephen Cole, Andre Julien, and Marvin Sambur are “independent directors” because they satisfy the independence requirements of NASDAQ Marketplace Rule 4200 and, in the opinion of the Board of Directors, none of them has a relationship that will interfere with the exercise of independent judgment in carrying out the responsibilities of being director of the Company.

Based on these standards, the Board of Directors affirmatively determined that Mr. Freeland is not independent because he is the President and Chief Executive Officer of the Company and Mr. Raab is not independent because he was Co-Chief Executive Officer of the Company in 2006 and Chief Executive Officer prior to 2006.

Communications with Board of Directors

Shareholders may communicate with the full Board or individual directors, by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 125 Technology Park, Lake Mary, Florida 32746. Such communications will be delivered directly to the Board (or the individual director(s)).

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics, entitled “Code of Ethics for Senior Financial Officers,” that is applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Board of Directors has also adopted a Global Ethics Policy which is applicable to those officers as well as all of the Company’s employees. The Code of Ethics for Senior Financial Officers and the Global Ethics Policy are available on the Company’s web site at www.faro.com.

Board Meetings and Committees

The Board of Directors held fifteen meetings during 2006. All directors attended at least 75% of the meetings of the Board and of the Committees on which they served during 2006. The Board of Directors also took certain actions by unanimous written consent in lieu of a meeting. In addition, the independent directors met in executive session periodically in 2006. While the Company has not adopted a formal policy regarding Board attendance at annual shareholder meetings, all directors attended the 2006 Annual Meeting of Shareholders.

The Board of Directors has four standing committees: an Audit Committee (established in accordance with section 3(a)(58)(A) of the Securities Exchange Act, as amended), an Operational Audit Committee, a Compensation Committee, and a Nominating Committee. Each committee is comprised solely of non-employee directors, all of whom the Board has determined are independent under SEC and NASDAQ rules.

All the committees are comprised solely of non-employee, independent directors. Each of these committees has the responsibilities set forth in written charters. The table below shows current membership for each of the standing Board committees.

Audit Committee	Operational Audit Committee	Compensation Committee	Nominating Committee
John Caldwell* Stephen Cole Hubert d’Amours	John Caldwell* Andre Julien	John Caldwell Stephen Cole* Hubert d’Amours Andre Julien Marvin Sambur** Norman Schipper, Q.C.	John Caldwell Stephen Cole Hubert d’Amours Andre Julien Norman Schipper, Q.C.

*	Committee Chairman
**	Member since 2007

Audit Committee

The Audit Committee has three members and held nine meetings during 2006. In addition to its formal meetings, members of the Audit Committee met in executive session periodically during 2006. The Audit Committee reviewed the Company’s annual financial results and the Company’s periodic reports to the SEC before filing.

The Audit Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to SEC and NASDAQ rules. The Board also has determined that Messrs. Caldwell and Cole are “audit committee financial experts” as defined under SEC rules.

The Audit Committee acts under the terms of a written charter that is available on the Company’s website at www.faro.com by first clicking “Investors” and then “Corporate Governance.” The Audit Committee’s responsibilities, discussed in detail in the charter, include, among other duties, the responsibility to:

•

Provide oversight regarding the accounting and financial reporting process, the system of internal control, the audit process, and the Company’s process for monitoring compliance with laws and regulations;

•	Review the independence and qualifications of the Company’s independent public accountants and the Company’s financial policies, control procedures and accounting staff;

•	Appoint and retain the Company’s independent public accountants;

•	Review and approve the Company’s financial statements; and

•	Review transactions between the Company and any officer or director or any entity in which an officer or director of the Company has a material interest.

Operational Audit Committee

The Operational Audit Committee has two members and met three times in 2006. The Operational Audit Committee acts under the terms of a written charter that is available on the Company’s website at www.faro.com by first clicking “Investors” and then “Corporate Governance.” As discussed in its charter, the Operational Audit Committee is responsible for reviewing the operational metrics of the Company. The Operational Audit Committee meets with department directors to review progress against goals as well as reports to the Board of Directors. The Operational Committee Meetings are regularly attended by other Board members.

Compensation Committee

The Compensation Committee has six members and held two formal meetings during 2006. In addition to its formal meetings, the Chairman and other members of the Compensation Committee met frequently throughout 2006 and the first quarter of 2007 among themselves, with its advisors, with the Chairman of the Board, and with the Chief Executive Officer in setting executive compensation for 2007, in making bonus and equity incentive awards in respect of individual and Company performance objectives, completing the CEO succession plan, and other compensation and employment matters.

The Compensation Committee acts under the terms of a written charter that is available on the Company’s website at www.faro.com by first clicking “Investors” and then “Corporate Governance.” As discussed in its charter, the Compensation Committee administers the Company’s executive compensation program. The

Compensation Committee works with the Chairman of the Board and the Chief Executive Officer in evaluating the performance of all officers at the Vice President level and above and reviews and approves annually all compensation decisions (including setting the compensation for the upcoming year and making bonus and equity incentive awards for the prior year) relating to all officers at the Vice President level and above (other than with respect to CEO compensation, which is set by the Compensation Committee independently). The Compensation Committee also reviews, and recommends to the full Board for its review and approval, the cash and equity compensation for non-employee directors, the Chairman of the Board, the Lead Director, and Board committee chairs. In addition, the Compensation Committee:

•	Administers the Company’s option and equity incentive plans, including reviewing and approving equity grants to officers at the Vice President level and above);

•	Implements the Company’s management succession plan for the CEO position;

•	Advises on, and interviews candidates for, executive officer positions with the Company;

•	Negotiates the terms of all executive severance and change of control benefits;

•	Reviews and discusses with management the Compensation Discussion & Analysis that is included in the Company’s proxy statement for it annual meeting of shareholders; and

•	Prepares the report of the Compensation Committee for inclusion in the Proxy Statement.

The Compensation Committee engaged Pearl Meyer & Partners in 2005 to conduct a review and competitive assessment of the Company’s executive compensation program (consisting of base salary, actual and target total cash compensation, and long-term equity incentives). The Chief Executive Officer reviews annually each officer’s performance and recommends to the Compensation Committee appropriate compensation adjustments. Compensation decisions for 2006 and 2007 (including setting salary and target bonus compensation for such year and awarding bonuses and equity incentive awards for performance in the prior year) were made utilizing the information contained in the Pearl Meyer competitive assessment, except that information was adjusted in 2006 based on an assumed three percent rate of inflation.

Nominating Committee

The Nominating Committee has five members, consisting of all of the Company’s independent directors during 2006. The Nominating Committee did not hold any formal meetings in 2006. Rather, because the membership of the Nominating Committee during 2006 consisted of all of the Company’s independent directors during 2006, the independent directors, led by the Lead Director, performed the functions of the Nominating Committee with respect to nominees for director in 2006 and with respect to the 2007 Annual Meeting of Shareholders (as permitted by NASDAQ rules because a majority of the Company’s directors are independent). The Board engaged a search firm to assist in identifying potential independent Board candidates who possessed significant senior-level professional experience. During 2006, the search firm collected a list of potential candidates for the Board. The Board narrowed the list of potential candidates and then interviewed a variety of potential nominees. Mr. Sambur was identified as a director candidate through that process. Mr. Sambur interviewed with the entire Board and then separately with Mr. Cole as the Lead Director. The other nominees for election as director at the Annual Meeting of Shareholders are current members of the Board.

The Company’s independent directors unanimously (i) recommended to the Board that Jay Freeland and Marvin Sambur be elected as directors, with Mr. Freeland being elected by the full Board in February 2006 and Mr. Sambur being elected by the full Board in January 2007, (ii) selected Messrs. Freeland, Raab, Julien, and d’Amours as the nominees for election to the Board at the 2006 Annual Meeting of Shareholders, and (iii) selected Messrs. Caldwell, Schipper, and Sambur as the nominees for election to the Board at the 2007 Annual Meeting of Shareholders.

The Nominating Committee’s written charter is available on the Company’s website at www.faro.com by first clicking “Investors” and then “Corporate Governance.” As discussed in detail in the charter, the Nominating

Committee is responsible for selecting and recommending for approval by the Board director nominees and members and the chair of Board committees. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election. The Nominating Committee also considers candidates for the Board recommended by current members of the Board or members of management. The Nominating Committee also will consider director candidates recommended by eligible shareholders.

The following minimum qualifications must be met by a director nominee to be recommended by the Nominating Committee:

•	Each director must display high personal and professional ethics, integrity and values.

•	Each director must have the ability to exercise sound business judgment.

•

Each director must be highly accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

Shareholders may recommend director nominees for consideration by the Nominating Committee by writing to the Nominating Committee, attention Chairman, 125 Technology Park, Lake Mary, Florida, 32746, together with appropriate biographical information concerning each proposed nominee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of our common stock beneficially owned as of April 3, 2007 (except as noted in the footnotes below) by each director and each named executive officer listed in the Summary Compensation Table, as well as all of the directors and the current executive officers as a group, and by each person known to the Company to own beneficially more than five percent of our common stock.

To our knowledge, except as noted in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted in the footnotes below, the address of each beneficial owner is in care of FARO Technologies, Inc., 125 Technology Park, Lake Mary, Florida 32746.

Beneficial Ownership Table

Name of Beneficial Owner	Number of Shares	Percent
Simon Raab, Ph.D.(1)	1,250,562	8.5%
Jay W. Freeland(2)	95,040	*
Keith S. Bair(3)	0	0
Barbara R. Smith(4)	2,373	*
Gregory Fraser(5)	60,020	*
Hubert d’Amours(6)	20,369	*
Andre Julien(7)	54,974	*
Norman H. Schipper, Q.C.(8)	9,017	*
Stephen R. Cole(9)	15,916	*
John Caldwell(10)	11,508	*
Marvin R. Sambur, Ph.D.	0	0
Ronald J. Juvonen Downtown Associates, LLC(11)	1,211,330	8.4%
Franklin Resources, Inc.(12)	985,842	6.9%
Royce & Associates, LLC(13)	930,300	6.47%
Manulife Financial Corp.(14)	717,400	5.2%
All directors and executive officers as a group (9 persons)	1,457,386	9.7%

*	Represents less than one percent of the Company’s outstanding common stock.

(1)	Includes 944,041 shares held by Xenon Research, Inc., which is owned by Mr. Raab and his spouse. Also includes 90,000 shares received upon the exercise in January 2007 of a vested stock option to purchase 90,000 shares at $2.23 per share.

(2)	Includes options to purchase (i) 50,000 shares at $24.35 per share and (ii) 40,000 shares at $19.38 per share that are currently exercisable. Does not include an option to purchase 40,000 shares at $24.36 per share that are not exercisable within 60 days.

(3)	Does not include 10,000 restricted stock units that represent a contingent right to receive one share of common stock per restricted stock unit that are not exercisable within 60 days.

(4)	Ms. Smith resigned in July 2006. Ms. Smith’s address is 9811 Tree Tops Lake Rd., Tampa, FL 33626.

(5)	Mr. Fraser retired from the Company in December 2006. Mr. Fraser’s address is 970 Innswood Ct., Longwood, FL 32779

(6)	Includes options to purchase (i) 3,000 shares at $3.13 per share, (ii) 3,000 shares at $2.57 per share, (iii) 3,000 shares at $2.46 per share, (iv) 3,000 shares at $4.42 per share, and (v) 3,000 shares at $21.56 per share that are exercisable currently or within 60 days. Also includes 667 shares of restricted common stock that are vested or will vest within 60 days. Does not include 2,866 shares of restricted common stock that have not vested and will not vest within 60 days.

(7)	Includes options to purchase (i) 3,000 shares at $4.88 per share, (ii) 3,000 shares at $3.13 per share, (iii) 3,000 shares at $2.57 per share, (iv) 24,000 shares at $2.49 per share, (v) 3,000 shares at $4.42 per share, and (vi) 3,000 shares at $21.56 per share that are exercisable currently or within 60 days. Also includes 667 shares of restricted common stock that are vested or will vest within 60 days. Does not include 2,866 shares of restricted common stock that have not vested and will not vest within 60 days.

(8)	Includes options to purchase (i) 2,000 shares at $2.21 per share, (ii) 3,000 shares at $4.42 per share, and (iii) 3,000 shares at $21.56 per share that are exercisable currently or within 60 days. Also includes 667 shares of restricted common stock that are vested or will vest within 60 days. Does not include 2,866 shares of restricted common stock that have not vested and will not vest within 60 days.

(9)	Includes options to purchase (i) 3,000 shares at $2.57 per share, (ii) 3,000 shares at $4.42 per share, and (iii) 3,000 shares at $21.56 per share that are exercisable currently or within 60 days. Also includes 667 shares of restricted common stock that are vested or will vest within 60 days. Does not include 2,866 shares of restricted common stock that have not vested and will not vest within 60 days.

(10)	Includes options to purchase (i) 3,000 shares at $1.61 per share, (ii) 3,000 shares at $4.42 per share, and (iii) 3,000 shares at $21.56 per share that are exercisable currently or within 60 days. Also includes 667 shares of restricted common stock that are vested or will vest within the next 60 days. Does not include 2,866 shares of restricted common stock that have not vested and will not vest within 60 days.

(11)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission February 14, 2007 by such shareholder. The shareholder’s address is c/o Downtown Associates, 674 Unionville Road, Suite 105, Kennett Square, PA 19348. The filing reports sole voting and dispositive power with respect to all such shares as follows:

The shares are held by Downtown Associates I, L.P., Downtown Associates II, L.P., Downtown Associates III, L.P., Downtown Associates IV, L.P. and Downtown Associates V, L.P. (collectively referred to as the “Downtown Funds”). The general partner of the Downtown Funds is Downtown Associates, L.L.C. (the “General Partner”). Ronald J. Juvonen, as the Managing Member of the General Partner, and has sole power to vote and direct the disposition of 1,211,330 shares of the Company’s common stock held by the Downtown Funds.

(12)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission on February 5, 2007 by such shareholder. The shareholder’s address is One Franklin Parkway, Building 920, San Mateo CA 94403. The filing reports sole voting and dispositive power with respect to all such shares as follows:

The shares are held by one or more open-or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Investment management contracts grant to Franklin Resources, Inc. all voting power and dispositive power over 985,842 shares of the Company’s common stock owned by such investment management clients.

(13)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission on January 19, 2007 by such shareholder. The shareholder’s address is 1414 Avenue of America, New York, NY 10019. The filing reports that such shareholder, by and through its institutional investment manager(s), has sole voting and dispositive power with respect to 930,300 shares of Company’s common stock.

(14)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission on February 2, 2007 by such shareholder. The shareholder’s address is 200 Bloor St. East, North Tower 11, Toronto Ontario, Canada. The filing reports that such institution, by and through its parent–subsidiary relationship to MFC Global Investment Management (U.S.A.) Limited (36,514 shares), John Hancock Advisers, LLC (574,750 shares), and MFC Global Investment Management (U.S.), LLC (717,400 shares), after eliminating double counting as a result of shared investment or voting discretion, may be deemed to have beneficial ownership to the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During 2006, the named executive officers and directors of the Company filed with the Securities and Exchange Commission on a timely basis all required Forms 3, 4 and 5 pursuant to Section 16(a) of the Securities Exchange Act of 1934 except as follows: Restricted stock grants received by Hubert d’Amour, Andre Julien, Norman Schipper, John Caldwell, and Stephen Cole pursuant to the 2004 Equity Incentive Plan along with the subsequent vesting of such shares of restricted stock. Each of these forms subsequently was filed. The Company has relied on the written representation of its named executive officers and directors and copies of the reports they have filed with the Securities and Commission in providing this information.

EXECUTIVE OFFICERS

The following table provides information regarding key management personnel and the executive officers as of December 31, 2006 that are not identified under Proposal 1—Election of Directors:

Name	Age	Principal Position
Keith Bair	51	Senior Vice President and Chief Financial Officer
Robert P. Large	57	Senior Vice President and Managing Director for Asia/Pacific
Siegfried K. Buss	41	Senior Vice President and Managing Director for Europe
David Morse	33	Senior Vice President and Managing Director for the Americas
Jim West	54	Senior Vice President of Integrated Engineering

Keith Bair has served as Senior Vice President and Chief Financial Officer of the Company since October 2006. From August 2006 through October 2006, Mr. Bair served as the Company’s Interim Chief Financial Officer and from March 2006 to August 2006 as Director of Accounting. Prior to joining FARO, Mr. Bair was Vice President of Finance and Controller at Xytrans, Inc. from August 2004 through March 2006. He also served as Chief Financial Officer and Controller of Stromberg, LLC from June 2002 through August 2004, and from December 1998 through December 2000, and as a Staff Accountant in the Division of Corporation Finance with the U.S. Securities and Exchange Commission from January 2001 through June 2002. Mr. Bair also served as Controller at Gencor Industries from October 1997 through June 1998 and Controller at Arrow International from April 1984 through September 1997. Mr. Bair has an MBA and a bachelor's degree in accounting from Lehigh University in Bethlehem, PA, is a CPA and also served in the United States Navy.

Robert P. Large has served as Senior Vice President and Managing Director of Asia/Pacific since June 2005. He previously served as Vice President of Sales from June 2001 until June 2005. Prior to that, Mr. Large was Vice President of Sales of the Hill—Rom Company, a division of Hillenbrand Industries, Batesville, Indiana (HB-NYSE). Mr. Large has held upper management positions in sales and marketing with Hillenbrand, as well as Biomet Corp. (BMET-NASDAQ), OEC Co., and AHS Corp. Mr. Large holds a Bachelor of Business Management degree from Baldwin—Wallace College, Berea, Ohio and attended New England School of Law, Boston, Massachusetts and Western New England School of Law, Springfield, Massachusetts.

Siegfried K. Buss, a co-founder of CATS GmbH, a predecessor of Europe, the Company’s principal subsidiary in Europe, has served as Senior Vice President and Managing Director of Europe since February 2006. He previously served as Co-managing Director of FARO Europe from May 1998 until February 2006. Prior to that, Mr. Buss was Managing Director of CATS GmbH.

David Morse has served as Senior Vice President and Managing Director of the Americas since January 2007. He previously served as Divisional Vice President of Sales for the Americas from July 2005 until January 2007. Prior to that, Mr. Morse served as Regional Sales Manager from November 1999 until July 2005. Mr. Morse holds a Bachelor of Science from the University of North Texas.

Jim West has served as Senior Vice President of Integrated Engineering for the Company since January 2007. He previously served as Senior Vice President and General Manager of the Laser Division from

January 2005 until January 2007. Prior to that, Mr. West served as Vice President of Engineering and General Manager from January 2002 until January 2007. Mr. West holds a Bachelor of Science in Electrical Engineering from Kettering University and a Master of Science in Electrical Engineering from the University of Illinois.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives and Philosophy

The Compensation Committee administers the Company’s executive compensation program for officers of the Company at the Vice President level and above. The Compensation Committee’s primary objective with respect to executive compensation is to ensure that the Company’s executive compensation program is designed to attract and retain key managers and to align executive compensation with the Company’s overall business strategies, values, and performance. “Pay-for-performance” is a key element of the Company compensation philosophy and programs. As a result, a significant percentage of total compensation for executives historically has been allocated to bonuses and equity incentives.

Role of Executive Officers in Compensation Decisions

The Compensation Committee is responsible for evaluating the Chief Executive Officer’s performance and makes all compensation decisions in respect of the compensation of the Chief Executive Officer, including cash and equity compensation independent of the Chief Executive Officer and other executives. The Chief Executive Officer reviews the performance of all other officers and makes compensation recommendations to the Compensation Committee for all other officers at the Vice President level and above. The Compensation Committee works with the Chief Executive Officer and the Chairman of the Board in evaluating the performance of these officers and reviews and approves the compensation of all officers at the Vice President level and above.

Setting Executive Compensation

The Company conducts a comprehensive performance and compensation review annually in the first quarter of each year across all levels of the organization, with the Compensation Committee approving all compensation decisions for all officers at the Vice President level and above. These compensation decisions include setting base salary and target cash compensation (base salary plus target annual bonus), determining actual total cash compensation (base salary plus the actual bonus paid for the prior year), and granting long-term incentive compensation in the form of equity compensation.

The Compensation Committee engaged Pearl Meyer & Partners to analyze the Company’s executive compensation in 2005. Pearl Meyer utilized competitive compensation data from published surveys focused on technology companies and publicly available data from a peer group of companies. Pearl Meyer also compared the mix of compensation elements with the competitive data.

The Company’s annual revenues and market capitalization are slightly below the annual revenues and market capitalization of the peer group companies. However, the Company’s performance is relatively high compared to that of the peer group companies.

All components of compensation were analyzed including base salary, target cash compensation (base salary plus target annual bonus), actual total cash compensation (base salary plus the actual bonus paid for the prior year), equity incentive compensation, and total direct compensation (actual total cash compensation plus long-term incentives). The Company’s executives were compared to the market data based on similarity of job content. Compensation decisions for 2006 and 2007 were made using the information contained in the Pearl Meyer competitive assessment, except that information was adjusted in 2006 based on an assumed three percent rate of inflation.

The Compensation Committee initially considers total cash compensation (base salary plus target annual bonus) and equity incentive compensation at the median for comparable positions at the peer group companies, based on available data. Where appropriate, an executive’s final compensation is adjusted based on the executive’s actual performance, experience level, and market factors.

A significant percentage of total compensation generally is allocated to bonus and equity incentive compensation as a result of the philosophy mentioned above. While the Compensation Committee does not have a pre-established target for the allocation between cash and equity compensation, nor a pre-established target or formula for determining the amount of equity compensation, the Compensation Committee uses the Pearl Meyer study as a guideline. In granting equity incentive awards to executive officers, the Compensation Committee considers the equity incentive awards previously made to an executive officer when determining the new equity incentive awards to such officer in a given fiscal year. However, the aggregate of compensation per individual, approved by the Compensation Committee, uses the Pearl Meyer study as a guideline.

Elements of Compensation

Based upon the guidelines of the Pearl Meyer study, the elements of compensation for the Company’s executives included salary, annual cash incentive awards, and equity incentive awards, as described below.

Salary. Salaries are used to provide a fixed amount of compensation for the executive’s regular work. Salaries of officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salaries of officers are based on an evaluation of the individual’s and the Company’s performance, level of responsibility, individual experience, and competitive, inflationary, and internal equity considerations.

Bonus. Named executive officers are eligible to receive an annual cash bonus of approximately between 40% of base salary to 50% of base salary. The actual bonus award is determined according to each officer’s level of achievement of individual performance objectives and Company performance criteria. The specific objectives vary depending on each officer’s role with the Company, but generally include specific financial targets such as sales and earnings as reflected in the Company’s financial plan submitted by management and strategic objectives such as acquisition integration and new product introductions. The Compensation Committee weights the financial and strategic objectives at 50% each but also considers non-formulaic factors when granting bonus awards. For 2006, the Compensation Committee awarded bonuses to Mr. Freeland and Mr. Bair of approximately 100% of the annual bonus potential for them, as earlier described.

Equity Incentive Compensation. Before 2006, the Company historically made equity incentive awards in the third quarter of each year. In 2006, the Compensation Committee established a policy to align the timing of all equity incentive awards to the beginning of each calendar year to roughly coincide with performance reviews, bonus determinations, and merit increases. Consequently, the equity incentive awards in respect of 2006 were determined and granted in the first quarter of 2007. Beginning in 2007, newly hired executives receive equity incentive awards on the last day of the month in which the grant was approved.

Grants to executives of equity incentive compensation are determined by the Compensation Committee and are designed to align a portion of the executive compensation package with the long-term interests of the Company’s shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business. Because of the direct relationship between the value of an option and the market price of the Company’s common stock, the Compensation Committee historically granted stock options in the belief that options are the best method of motivating executive officers to mange the Company in a manner that is consistent with the interests of the shareholders. As equity incentive programs evolve, the Compensation Committee will utilize other forms of cash and equity compensation as appropriate. For 2006 performance, equity incentive awards consisted of stock options and restricted stock units. Stock options vest annually in one-third increments over the three-year period following the date of grant and have a ten-year term. The exercise price of all stock option awards is equal to the closing trading price on the date of grant. Restricted stock units are a promise to pay to the recipient actual shares of the Company’s common stock at the end of each vesting period, which is one-third of the grant for each year over the three-year period following the date of the grant. The percentage of the shares actually granted upon vesting of the restricted stock units is subject to the discretion of the Compensation Committee. Notwithstanding the foregoing, regarding the annual one-third vesting, the Compensation Committee, at its discretion, may reduce the amount to be vested based on its assessment of the individuals’ performance in that year.

In March 2007, the Compensation Committee granted to Mr. Freeland an option to purchase 40,000 shares of common stock vesting over three years and granted to Mr. Bair 10,000 restricted stock units vesting over three years and which are also subject to the satisfaction of certain performance criteria. These awards were in consideration of 2006 performance.

Basis for Chief Executive Officer Compensation

Pursuant to the Company’s previously announced succession plan, Simon Raab transitioned from Chief Executive Officer to Co-Chief Executive Officer in January 2006 and retired as Co-Chief Executive Officer in December 2006 and Jay Freeland became Co-Chief Executive Officer in January 2006 and then Chief Executive Officer in December 2006. Mr. Raab reduced his commitment to half time in 2006 and his annual salary was reduced to $200,000, which was one-half of his previous annual salary. No other payments were made to Mr. Raab for his services as Co-Chief Executive Officer in 2006. Mr. Raab is subject to a five-year non-compete provision, a two-year non-solicitation provision and confidentiality and assignment of inventions provisions.

Mr. Freeland’s salary was increased to $335,000 in 2006. Mr. Freeland earned a bonus of $160,485 for 2006, representing approximately 100% of his eligible bonus. In March 2007, Mr. Freeland was also granted, in respect of his performance during 2006, an option to purchase 40,000 shares of common stock vesting over three-years.

In setting Mr. Freeland’s compensation, the Compensation Committee considers compensation for the CEO at the peer group companies, based on available data. However, the Compensation Committee does not rely on predetermined formulas or a limited set of criteria in evaluating Mr. Freeland’s compensation. In determining Mr. Freeland’s 2006 compensation, the Compensation Committee considered ranges of matters dealt with by the CEO, including performance of the Company against predetermined objectives such as budget, integration and performance of acquisitions, performance against non-financial objectives such as transition from Co-CEO to CEO, assistance in the retirement of the founders Simon Raab and Greg Fraser, the replacement of the CFO and VP of Human Resources, and the management of the Company through the internal investigation in China regarding the Foreign Corrupt Practices Act.

Equity Incentive Grant Policy

Beginning in January 2007, the Compensation Committee established a policy to grant stock options and other equity incentives annually on the second business day following the release of the Company’s financial results for the preceding year, which usually occurs in late February or early March of each year. The annual grant of stock options and other equity incentive awards is made without regard to the timing of the release of any other material information that may not be contained in the annual earnings release, as well as without regard to whether possible positive or negative information is contained in the annual earnings release. Beginning in January 2007, grants to newly hired individuals are made on the last day of the month in which the grant was approved. The exercise price of all stock options is based on the closing price of the Company’s stock on the date of grant.

Perquisites

The Company limits the perquisites or other personal benefits provided to its named executive officers. The Company does not provide pension arrangement, post-retirement health coverage, or similar benefits for its executives. The Company continues to provide health coverage for Mr. Raab in his capacity as Chairman of the Board.

The perquisites provided to the named executive officers in 2006 were as follows. All employees who participated in the Company’s 401(k) plan received up to $3,300 in matching funds. Named executive officers who participated in the Company’s 401(k) plans received up to $3,300 in matching funds. The Company has entered into employment agreements with Messrs. Freeland and Bair that provide for change of control payments as described elsewhere in this proxy statement.

Employment Agreements

We have entered into employment agreements with Messrs. Freeland and Bair that provide for severance benefits and change of control benefits. They are, however, at will employees. But, we generally do not enter into employment contracts with executives that provide for ongoing terms of employment. We do not currently have such employment contracts with any named executive officer.

The Company entered into an Employment Agreement with Jay Freeland, the Company’s President and Chief Executive Officer, on October 20, 2006. Pursuant to Mr. Freeland’s employment agreement, in the event that Mr. Freeland’s employment with the company is terminated by the company without “cause” or by him for “good reason,” (a) Mr. Freeland shall continue to receive salary payments for one year following such termination; (b) Mr. Freeland shall receive a lump sum payment of all earned but unpaid compensation through the date of such termination; (c) all of Mr. Freeland’s unvested stock options and unvested shares of restricted stock shall vest automatically in full as of the date of such termination; and (d) the Company shall provide insurance coverage for Mr. Freeland for up to twelve months following such termination. Mr. Freeland’s employment agreement also provides that, upon a change of control of the company, (1) all of Mr. Freeland’s unvested stock options shall vest automatically in full as of the date of such event, and (2) Mr. Freeland shall receive a lump sum payment equal to 2.99 times Mr. Freeland’s then current base annual salary. As defined in Mr. Freeland’s employment agreement, “cause” means (a) an act of fraud or embezzlement against the Company or acceptance of a bribe or kickback, (b) the conviction or a plea of no contest of a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (c) willful and continued refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or disability), and (d) willful engagement in gross misconduct materially and demonstrably injurious to the Company, and “good reason” means (1) a material breach by the Company of its obligations under the employment agreement, which breach is not cured within ten days after written notice, (2) a reduction in Mr. Freeland’s current base annual salary, (3) a material reduction in benefits (except consistent with a general reduction of such benefits to executives of the Company as a whole), (4) an ongoing material and substantial diminution in Mr. Freeland’s duties not consistent with that of an executive with his position and duties, and (5) relocation of the Mr. Freeland’s principal office to a location more than 25 miles from the Company’s headquarters.

The Company entered into an employment agreement with Keith Bair, the Company’s Chief Financial Officer, on December 5, 2006. Pursuant to Mr. Bair’s employment agreement, in the event that Mr. Bair’s employment with the Company is terminated by the Company without “cause” or by him for “good reason,” (a) Mr. Bair shall continue to receive salary payments for one year following such termination; (b) Mr. Bair shall receive a lump sum payment of all earned but unpaid compensation through the date of such termination; (c) all of Mr. Bair’s unvested stock options and unvested shares of restricted stock shall vest automatically in full as of the date of such termination; and (d) the Company shall provide insurance coverage for Mr. Bair for up to twelve months following such termination. Mr. Bair’s employment agreement also provides that, upon a change of control of the Company, (i) all of Mr. Bair’s unvested stock options shall vest automatically in full as of the date of such event, and (ii) Mr. Bair shall receive a lump sum payment equal to one times Mr. Bair’s then current base annual salary. As defined in Mr. Bair’s employment agreement, “cause” means (a) an act of fraud or embezzlement against the Company or acceptance of a bribe or kickback, (b) the conviction or a plea of no contest of a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (c) willful and continued refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or disability), and (d) willful engagement in gross misconduct materially and demonstrably injurious to the Company, and “good reason” means (1) a material breach by the Company of its obligations under the employment agreement, which breach is not cured within ten days after written notice, (2) a reduction in Mr. Bair’s current base annual salary, (3) a material reduction in benefits (except consistent with a general reduction of such benefits to executives of the Company as a whole), (4) an ongoing material and substantial diminution in Mr. Bair’s duties not consistent with that of an executive with his position and duties, and (5) relocation of the Mr. Bair’s principal office to a location more than 25 miles from the Company’s headquarters.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation, provided it is paid pursuant to a plan that shareholders have approved and meets certain other criteria. For 2006, all compensation for the Company’s named executive officers was deductible by the Company for federal income tax purposes as none of these individuals earned in excess of $1,000,000 in 2006.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

                                Stephen Cole (Chair)

                                Hubert d’Amours

                                Andre Julien

                                Norman Schipper

                                John Caldwell

                                Marvin Sambur

Summary Compensation Table

The following table sets forth information concerning compensation paid to or earned by the Company’s named executive officers listed in the table for the one-year period ended December 31, 2006.

Name and Principal Position	Year	Salary	Bonus(6)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation	All Other Compensation(4)	Total
Jay W. Freeland	2006	$324,477	$160,485	—	—	—	—	—	$484,962
President and Chief Executive Officer(1)

Keith S. Bair	2006	102,019	35,576	—	—	—	—	—	137,595
Senior Vice President and Chief Financial Officer(2)

Simon Raab	2006	223,846	—	—	—	—	—	—	223,846
Former Co-Chief Executive Officer(3), Current Non-Executive Chairman

Barbara R. Smith	2006	145,673	—	—	—	—	—	85,865	231,538
Senior Vice President and Former Chief Financial Officer(4)

Gregory Fraser	2006	243,846	—	—	—	—	—	—	243,846
Former Executive Vice President and Secretary(5)

(1)	Mr. Freeland transitioned from President and Co-Chief Executive Officer to President and Chief Executive Officer in December 2006.

(2)	Mr. Bair transitioned from Interim Chief Financial Officer to Senior Vice President and Chief Financial Officer in October 2006.

(3)	Mr. Raab transitioned from Co-Chief Executive Officer and Chairman of the Board to Non-Executive Chairman of the Board in December 2006.

(4)	Ms. Smith resigned in July 2006. The All Other Compensation constitutes cash severance payments made in accordance with the Severance Agreement between the Company and Ms. Smith dated July 24, 2006.

(5)	Mr. Fraser retired from the Company in December 2006. If Mr. Fraser remained employed by the Company as of December 31, 2006, he would have been considered a named executive officer of the Company.

(6)	The amounts shown in this column constitute annual cash bonus incentive awards for 2006 made to the named executive officers. The receipt of these awards occurred in March 2007.

Grants of Plan-Based Awards

There were no grants of plan based awards made by the Company to any named executive officers during 2006.

Outstanding Equity Awards at Year-End

The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Stock Awards
Name	No. of Securities Underlying Unexercised Options (# Exercisable) (b)	No. of Securities Underlying Unexercised Options (# Unexercisable) (c)	Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (d)	Option Exercise Price (e)	Option Expiration Date (f)	No. of Shares or Units of Stock That Have Not Vested (g)	Market Value of Shares or Units of Stock That Have Not Vested (h)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (j)
Jay W. Freeland	40,000 50,000	—	—	19.38 24.35	12/05/15 11/14/14	—	—	—	—
Keith S. Bair	—	—	—	—	—	—	—	—	—
Simon Raab	90,000	—	—	2.23	05/28/12	—	—	—	—
Barbara Smith	—	—	—	—	—	—	—	—	—
Gregory Fraser	37,600	—	—	19.38	12/05/15	—	—	—	—
	60,000	—	—	2.16	05/26/12	—	—	—	—

Option Exercises and Stock Vested

None of the Company’s named executive officers exercised any stock options during 2006 or received any stock awards during 2006. The named executive officers did not have any shares of restricted stock vest in 2006.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jay W. Freeland	0	0	0	0
Keith S. Bair	0	0	0	0
Simon Raab	0	0	0	0
Barbara Smith	0	0	0	0
Gregory Fraser	0	0	0	0

Pension Benefits

The Company does not provide pension arrangements or post-retirement health coverage for its executives or employees. However, it does maintain a 401(k) defined contribution retirement plan for its U.S. employees, which provides benefits for all employees meeting certain age and service requirements. The Company may make a discretionary contribution each plan year, as determined by its Board of Directors. Discretionary contributions or employer matches can be made to the participant’s account but cannot exceed 100% of compensation.

Nonqualified Deferred Compensation

The Company does not provide any nonqualified defined contribution or other deferred compensation plans.

Termination and Change in Control Payments

We have entered into employment agreements with Messrs. Freeland and Bair that provide that, in the event of change in control of the Company, each of them will receive a cash payment and all restricted stock awards and option grants held by each of them that are unvested become fully vested. In the event that either of their employment is terminated without “cause” or by him for “good reason,” (a) he shall continue to receive salary payments for one year following such termination; (b) he shall receive a lump sum payment of all earned but unpaid compensation through the date of such termination; (c) all of his unvested stock options and unvested shares of restricted stock shall vest automatically in full as of the date of such termination; and (d) the Company shall provide insurance coverage him for up to twelve months following such termination. We describe the employment agreement more fully in the section “Compensation Discussion and Analysis—Employment Agreements. That section also outlines the definition of a change in control under the Transition Agreements.

The table below presents estimates of the amounts of compensation payable to each named executive officer upon a change in control and termination of the executive. The amounts shown assume that such change in control and termination were both effective as of December 29, 2006. The actual amounts to be paid can only be determined at the time of a change in control or executive’s termination.

Benefit	Jay Freeland		Keith Bair
	Change in Control	Termination	Change in Control	Termination
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance(a)	$1,001,650	$335,000	$200,000	$200,000
Equity
Restricted Stock	—	—	—	—
Unexercisable Options	—	—	—	—
Total	1,001,650	335,000	200,000	200,000
Benefits
Health	—	4,112	—	11,782
Total	$1,001,650	$339,112	$200,000	$211,782

(a)	For Mr. Freeland, reflects the product of 2.99 times his annual base pay for a change of control and one times his annual base pay for termination and for Mr. Bair reflects the product of one times his annual base pay for a change of control and termination.

Director Compensation

The following table sets forth information regarding the compensation received by each of the Company’s non-employee directors during the year ended December 31, 2006:

Name	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Awards ($) (2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Stephen Cole	$221,200	$37,994	—	—	—	—	$259,194
Andre Julien	78,700	37,994	—	—	—	—	116,694
Hubert d’Amours	93,700	37,994	—	—	—	—	131,694
John E. Caldwell	126,450	37,994	—	—	—	—	164,444
Norman Schipper, Q.C.	72,400	37,994	—	—	—	—	110,394

(1)	Includes retainers and fees earned by each director for attendance at certain meetings during the year ended December 31, 2006.

(2)	Reflects the aggregate grant date fair value of restricted stock awarded to each director during the year ended December 31, 2006, computed in accordance with Financial Accounting Standards No. 123(R), “Share Based Payment”, which will vest over a three-year service period.

(3)	As of December 31, 2006, there were the following aggregate number of restricted stock awards that remained unvested:

Name	Restricted Stock Awards (#)
Stephen Cole	3,533
Andre Julian	3,533
Hubert d’Amours	3,533
John E. Caldwell	3,533
Norman Schipper, Q.C.	3,533

Upon election to the Board, a non-employee director receives an initial equity grant of 3,400 restricted shares of common stock that vest ratably over three years, and then annually on the day following the Annual Meeting of Shareholders, each non-employee director is granted 2,200 restricted shares of common stock that vest ratably over three years. Non-employee directors also receive an annual cash retainer of $20,000 and fees of $1,875 per board or committee meeting. Chairpersons of the Audit and Operational Audit Committees receive an additional annual retainer of $4,000 and Chairperson of the Compensation Committee receives an annual retainer of $2,500. The lead director receives an additional retainer of $35,000. Beginning in 2007 the Chairman of the Board receives an additional retainer of $60,000. The cash fees earned by non-employee directors include fees earned for executive meetings and discussions primarily related to the Company’s internal investigation of the FCPA matter and certain other matters, including the completion of the CEO succession plan, the retirement of the Company’s two founders, the class action litigation filed against the Company, and the replacement of the CFO.

The Board set its compensation for 2006 following a review of compensation paid to non-employee directors at similarly sized public companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

The Company leases its headquarters in Lake Mary, Florida from Xenon Research, Inc., all of the issued and outstanding capital stock of which is owned by Simon Raab, the Company's Non-Executive Chairman and former Co-Chief Executive Officer, and Diana Raab, his spouse. The term of the lease commenced as of July 1, 2006 and expires at midnight on July 1, 2011. The lease will be automatically renewed for one successive five-year term unless the Company provides Xenon Research with written notice of non-renewal at least 90 days prior to the end of the term. The Company also has a one-time right to terminate the Lease after three years (from July 1, 2006) upon written notice delivered to the Landlord one year prior to the date upon which the Company wishes to terminate the Lease. The fixed rent under the lease is $302,750 per annum payable monthly, increasing on an annual basis by three percent over the fixed rent for the preceding year. The lease is a “net lease,” meaning that the Company also is responsible for real estate taxes and insurance expenses covering the leased premises.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s policy is to require that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved or ratified by the Audit Committee. The Company has not adopted procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case by case basis. The Company’s policy is to require that all compensation-related matters for the Company’s executive officers be approved by the Compensation Committee. During the last fiscal year, no transactions with a related party have occurred that required a waiver of this policy nor have any transactions with a related party occurred in which the Company did not follow this policy.

INDEPENDENT PUBLIC ACCOUNTANTS

Grant Thornton LLP, independent public accountants, audited the Company’s consolidated financial statements for the fiscal years ended December 31, 2005 and December 31, 2006. Grant Thornton LLP has been selected by the Audit Committee to serve as the Company’s independent auditors for the current fiscal year. Representatives of Grant Thornton LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement, if they so desire.

Fees Paid to Grant Thornton LLP:

	2005	2006
Audit fees(1)	$976,868	$935,307
Audit related fees	—	—
Tax fees-preparation and compliance	—	—

Total audit, audit related and tax preparation and compliance fees	976,868	935,307
Other non-audit fees(2)	32,100	23,500
Tax fees-other	—	—
All other fees	—	—

Total other fees	32,100	23,500

Total fees	$1,008,968	$958,807

(1)	Audit of financial statements, review of financial statements included in Quarterly Reports on Form 10-Q, and audit of management’s assessment of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.

(2)	Primarily fees in connection with the Company’s employee benefit plan audit.

The Audit Committee has concluded that provision of the audit and permitted non-audit services described above by Grant Thornton LLP is compatible with maintaining independence of Grant Thornton LLP.

Pursuant to the Audit Committee Charter, the Audit Committee pre-approved all of such services. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent auditors. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

REPORT OF THE AUDIT COMMITTEE

Under the guidance of a written charter adopted by the Board of Directors, the Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has among other things the responsibility to monitor and oversee these processes.

The Audit Committee has:

(1) reviewed and discussed the Company’s audited financial statements with management;

(2) discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended;

(3) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountant the independent accountant’s independence.

The Audit Committee also considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed with the independent accountants the overall scope and specific plans for its audit. Without management present, the Committee met separately with the independent accountants to review the results of their examinations, their evaluation of the Company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. The Audit Committee reviewed and discussed the Company’s audited financial statements with the independent accountants.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Hubert d’Amours, Audit Committee Member

Stephen Cole, Audit Committee Member

John Caldwell, Audit Committee Member (Chair)

DEADLINE FOR RECEIPT OF 2008 SHAREHOLDER PROPOSALS

If a shareholder wants to have a proposal formally considered at the 2008 Annual Meeting of Shareholders and included in the Company’s proxy statement for that meeting, the Company must receive the proposal in writing on or before December 22, 2007 and the proposal must comply with SEC rules; provided, however, that if the date of the Company’s 2008 Annual Meeting of Shareholders is more than 30 days before or after May 15, 2008 (the anniversary date of the 2007 Annual Meeting of Shareholders), the deadline will be a reasonable time before the Company begins to print and mail its proxy materials to shareholders.

In addition, if a shareholder wants to make a proposal for consideration at the 2008 Annual Meeting of Shareholders (whether or not seeking to have the proposal included in the Company’s proxy statement for that meeting), the shareholder must comply with the advance notice provisions and other requirements set forth in the Company’s Bylaws, including that the Company must receive the proposal not less than 60 days nor more than 90 days prior to the annual meeting of shareholders (assuming the meeting is held within 30 days before of after May 15, 2008, the anniversary date of the 2007 Annual Meeting of Shareholders).

If the Company does not receive a shareholder proposal by the appropriate deadline and in compliance with applicable requirements, then such proposal may not be brought before the 2008 Annual Meeting of Shareholders.

OTHER MATTERS

If any other matters shall come before the Annual Meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any other matters which will be presented for action at the meeting.

By Order of the Board of Directors

April 20, 2007

PROXY

FARO TECHNOLOGIES, INC.

This Proxy is Solicited on Behalf of the Board of Directors

Proxy for 2007 Annual Meeting of Shareholders to be held May 15, 2007

The undersigned hereby appoints Jay Freeland and Keith Bair, or either of them (with full power of substitution in each of them), as Proxies, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of FARO Technologies, Inc. held of record by the undersigned on April 16, 2007, at the annual meeting of shareholders to be held on May 15, 2007, or any adjournments or postponements thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of the Board’s nominees.

The undersigned hereby revokes any other proxy heretofore executed by the undersigned for the meeting and acknowledges receipt of notice of the annual meeting and the proxy statement.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

FARO TECHNOLOGIES, INC.

May 15, 2007

Please date, sign and mail your proxy card

in the envelope provided as soon as possible.

¯    Please detach along perforated line and mail in the envelope provided.    ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	The three (3) directors nominated for election are:			In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
NOMINEES
☐	FOR ALL NOMINEES	O John Caldwell O Norman Schipper O Marvin R. Sambur

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted

via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.